EXHIBIT 99.1

Investors	Media
The Brod Group	Barbara Lindheim and Stephen Gendel
(800) 987-8256	GendeLLindheim BioCom Partners
ir@peregrineinc.com	(212) 918-4650

PEREGRINE PHARMACEUTICALS REPORTS FINANCIAL RESULTS
FOR FISCAL YEAR 2006
--Fiscal Year Marked by Initiation of Three Clinical Programs for First-in-Class Anti-Viral and
Anti-Cancer Agent Bavituximab and TNT Agent Cotara®--

TUSTIN, Calif., July 14, 2006 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), a biopharmaceutical company with a portfolio of innovative, clinical stage products for the treatment of hepatitis C virus (HCV) infections and cancer, today announced financial results for the year ended April 30, 2006. The company reported a consolidated net loss of $17,061,000, or $0.10 per basic and diluted share, compared to a consolidated net loss of $15,452,000, or $0.11 per basic and diluted share for fiscal 2005. Total revenues for fiscal 2006 were $3,193,000 versus $4,959,000 in the prior year. Avid Bioservices, the company’s wholly owned contract manufacturing subsidiary contributed $3,005,000 in contract manufacturing revenues versus $4,684,000 recorded in the year ago period. During the current fiscal year, the company significantly increased its utilization of this facility to manufacture clinical grade materials to support Peregrine’s three active clinical trials and other products in development.

Total costs and expenses in FY 2006 increased to $22,276,000 from $20,663,000 for the year ended April 2005. The increase in total expenses was due to an increase in research and development expenses associated with the advancement of the company’s clinical and preclinical product candidates as well as an increase in selling, general and administrative expenses, partially offset by a decrease in cost of sales associated with Avid Bioservices’ revenues.

This current year increase in research and development was primarily related to the advancement of bavituximab as the company increased expenses directed towards manufacturing, scale-up, preclinical studies and clinical trials to support two separate clinical programs using bavituximab for the treatment of advanced solid cancers and HCV infections and preclinical studies that could possibly support expansion of clinical trials in other anti-viral indications. The current year increase in selling, general and administrative expenses was primarily due to development of infrastructure across key corporate functions to support the company’s expanded operations.

"This past fiscal year has been one of substantial progress for the company on every front,” commented Steven W. King, president and CEO of Peregrine. “At the beginning of the fiscal year, we had no active clinical trials. We now have three sets of clinical trials ongoing for multiple indications, with positive preliminary results already reported from one of the programs. Our focus has been to initiate and expand our clinical programs while continuing preclinical studies that support our current clinical programs and should also help to create future clinical development opportunities.”

“During the past year we initiated two separate clinical programs with bavituximab, the first product from our new class of drugs we refer to as anti-phosphatidylserine (anti-PS) immunotherapeutic agents. These trials are for the treatment of chronic hepatitis C infections and all types of solid tumors. We have already completed patient dosing in the first HCV clinical trial and have initiated a second trial. We recently reported top-line data from the first trial that indicated bavituximab was safe, well tolerated and showed promising signs of anti-viral activity at all dose levels administered. These results were particularly encouraging given the fact that this was a first-in-human study for an entirely new class of drugs. We are currently treating patients in a Phase lb HCV study that is designed to evaluate repeat doses of bavituximab for safety and to assess changes in HCV viral levels. Combination therapy clinical trials to evaluate bavituximab with current standard HCV infection therapies are being planned for later this year, and Phase ll HCV trials are slated for next calendar year.”

Mr. King added, “In addition to the current clinical studies, during the year we continued to evaluate bavituximab for the treatment of other viral infections including HIV, influenza, cytomegalovirus and other life threatening diseases. These studies are being conducted through collaborations with top academic and private research centers and we expect they could support expanded anti-viral indications for bavituximab.”

Mr. King continued, “During the year, we also made significant progress in the bavituximab anti-cancer program. We opened patient enrollment in the Phase l cancer trial at a total of five sites, including the renowned MD Anderson Cancer Center. In addition, researchers associated with Peregrine published and presented peer-reviewed data from animal cancer models highlighting the exciting promise of the bavituximab as a treatment for breast, prostate, pancreatic and brain cancer, both as monotherapy and in combination with radiation and chemotherapy. The anti-cancer potential of bavituximab was further validated when researchers working with Peregrine received substantial new grants from the federal government to support further preclinical cancer studies, which should help us design clinical trials for specific cancer indications that could follow successful completion of the ongoing Phase l clinical trial.”

“During the year, we also initiated a dose confirmation and dosimetry clinical trial for our lead Tumor Necrosis Therapy (TNT) agent Cotara in collaboration with the NABTT clinical research consortium. This study will provide important data using single doses of Cotara administered directly into the tumor by an optimized delivery method. By using these optimized methods, we believe it may be possible to improve on the promising results seen in earlier clinical studies while increasing the clinical and commercial potential of the drug. Data published last spring suggested that Cotara may have unusual promise in this particularly deadly disease, and we are committed to ensuring that its potential is fully evaluated.”

Mr. King concluded, “In fiscal 2006, we significantly expanded our research efforts, highlighted by initiation of three promising clinical trials, while effectively raising capital to support these efforts. This has been a very productive year for Peregrine and we intend to build upon this momentum during the upcoming fiscal year.”

At April 30, 2006, the company had $17.2 million in cash and cash equivalents. Since the start of the new fiscal year on May 1, 2006, the company raised an additional $13.0 million in net proceeds from the sale of shares of its common stock and had a cash position of $26.3 million as of June 30, 2006. The company believes it has sufficient cash on hand to progress its current clinical programs through fiscal year 2007.

Corporate Highlights Since the Start of Fiscal Year 2006

▪
In June 2006, Peregrine announced that bavituximab showed promising anti-viral activity and signs of prolonged anti-viral effect in a single dose Phase la trial as monotherapy in patients with HCV infections. These results were especially noteworthy since HCV drugs typically show little anti-viral effect when given only as a single dose. These results built on Phase la data presented at a February 2006 scientific meeting reporting that bavituximab appeared to be well tolerated, with no dose limiting adverse events. The company also announced that it has extended enrollment to an additional cohort of patients at a higher dose in the Phase 1a trial and also that patient dosing in its Phase lb repeat dose HCV study was underway.

▪
In May 2006, at the American Society of Microbiology annual meeting, Peregrine announced the results of an early stage study of bavituximab for the treatment of influenza. The company reported that bavituximab completely inhibited replication of a laboratory strain of the H5N1 virus, commonly known as avian flu, in fertilized chicken eggs, an in vivo model for influenza anti-viral activity. Peregrine indicated that it is collaborating with a number of independent institutions to further test the potential of bavituximab as a treatment for seasonal and avian influenza, focusing on optimizing potential dosing regimens and modes of delivery.

▪
Peregrine researchers have published and presented data on the bavituximab and Cotara programs in a number of peer-reviewed settings. In April 2006, researchers associated with Peregrine presented preclinical studies at the AACR cancer research meeting showing the potential of a bavituximab equivalent plus radiation or chemotherapy to increase survival in resistant breast and brain cancer, a very positive result in these models of advanced disease. In January 2006, a study published in the International Journal of Cancer showed that a bavituximab equivalent showed encouraging efficacy in animal models of pancreatic cancer, including reductions in the metastatic disease that actually kills most victims. Earlier, an article in Cancer Research in May 2005 reported that a bavituximab equivalent plus chemotherapy inhibited tumor growth by 93% in a model of advanced breast cancer. And in June 2005, a study published in the journal Neurosurgery highlighted the clinical potential of Cotara in treating lethal brain cancers.

▪
During fiscal 2006, researchers associated with Peregrine at the University of Texas Southwestern Medical Center at Dallas received three major competitive awards for bavituximab studies from the U.S. Defense Department for additional preclinical studies of the bavituximab approach in breast and prostate cancer models. The results are expected to help guide design of human clinical studies for these indications. These new awards bring the total grants awarded to Peregrine researchers at UT Southwestern to $3.6 million.

▪
In late 2005, Peregrine added a number of leading antiviral experts to its Scientific Resource Board, including highly regarded opinion leaders in the fields of hepatitis C virus infection, influenza and avian flu and cytomegalovirus infection. These new members are providing valuable assistance to Peregrine’s preclinical and clinical anti-viral programs.

Conference Call:

The company will host a conference call on Friday, July 14, 2006 at 11:00 a.m. EDT to discuss its year-end quarter results.

To listen to a live broadcast of the call over the Internet, please visit: www.peregrineinc.com. The broadcast will be archived on Peregrine’s website for approximately 30 days.

To listen to the live teleconference by telephone, please dial 1-800-860-2442. A telephonic replay of the conference call will also be available through July 21, 2006, by calling 1-877-344-7529 and entering passcode 382933#.

About Peregrine Pharmaceuticals

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and hepatitis C virus (HCV) infection. The company is pursuing three separate clinical trials in cancer and HCV infection with its lead product candidate bavituximab (formerly Tarvacin) and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that bavituximab's safety profile in a repeat dose trial or in a combination therapy trial will not be at the same safety level as was found in the phase Ia trial, the risk that the results of future trials will not correlate to the results from the phase Ia trial, the risk that bavituximab will not be as well tolerated at ascending doses or show promising results in other viral indications and the risk that results of human studies using bavituximab plus radiation or chemotherapy will not correlate to the results of the preclinical studies. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2006. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

--tables to follow--

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	FISCAL YEAR ENDED
	April 30, 2006	April 30, 2005

REVENUES:
Contract manufacturing revenue	$3,005,000	$4,684,000
License revenue	188,000	275,000
Total revenues	3,193,000	4,959,000

COSTS AND EXPENSES:
Cost of contract manufacturing	3,297,000	4,401,000
Research and development	12,415,000	11,164,000
Selling, general and administrative	6,564,000	5,098,000

Total costs and expenses	22,276,000	20,663,000

LOSS FROM OPERATIONS	(19,083,000)	(15,704,000)

OTHER INCOME (EXPENSE):
Recovery of note receivable	1,229,000	-
Interest and other income	846,000	265,000
Interest and other expense	(53,000)	(13,000)

NET LOSS	$(17,061,000)	$(15,452,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:	168,294,782	144,812,001

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.10)	$(0.11)

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PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	APRIL 30, 2006	APRIL 30, 2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,182,000	$9,816,000
Trade and other receivables, net of allowance for doubtful accounts of nil and $69,000, respectively	579,000	486,000
Inventories	885,000	627,000
Prepaid expenses and other current assets	1,466,000	1,197,000

Total current assets	20,112,000	12,126,000

PROPERTY:
Leasehold improvements	618,000	494,000
Laboratory equipment	3,444,000	3,029,000
Furniture, fixtures and computer equipment	666,000	647,000

	4,728,000	4,170,000
Less accumulated depreciation and amortization	(2,822,000)	(2,532,000)

Property, net	1,906,000	1,638,000

OTHER ASSETS:
Note receivable, net of allowance of nil and $1,512,000, respectively	-	-
Other	658,000	481,000

Total other assets	658,000	481,000

TOTAL ASSETS	$22,676,000	$14,245,000

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PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS (continued)

	APRIL 30, 2006	APRIL 30, 2005

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,233,000	$1,325,000
Accrued clinical trial site fees	170,000	8,000
Accrued legal and accounting fees	250,000	549,000
Accrued royalties and license fees	138,000	149,000
Accrued payroll and related costs	850,000	806,000
Notes payable, current portion	429,000	234,000
Capital lease obligation, current portion	15,000	-
Deferred revenue	563,000	517,000
Other current liabilities	836,000	563,000

Total current liabilities	4,484,000	4,151,000

Notes payable, less current portion	498,000	434,000
Capital lease obligation, less current portion	47,000	-
Deferred license revenue	21,000	50,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock-$.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	-	-
Common stock-$.001 par value; authorized 250,000,000 shares; outstanding - 179,382,191 and 152,983,460, respectively	179,000	153,000
Additional paid-in capital	204,546,000	180,011,000
Deferred stock compensation	(235,000)	(751,000)
Accumulated deficit	(186,864,000)	(169,803,000)

Total stockholders' equity	17,626,000	9,610,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,676,000	$14,245,000

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